We consent to the inclusion in the registration statement (Form S-1/A2) of Sterling Consolidated Corp. of our report dated January 16, 2013, with respect to the balance sheets as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the years then ended to be included in this registration statement (Form S-1A2). We also consent to the reference to our firm under the caption “Experts” in this Form S-1/A2.

/s/ Sam Kan & Company
Firm’s Manual Signature

Alameda, CA
City, State

January 16, 2013
Date